Exhibit 10.13

AGREEMENT

This Agreement (“Agreement”), dated as of the [27] day of March, 2008, is made by and between Mercury Computer Systems, Inc., a Massachusetts corporation with its principal offices at 199 Rivemeck Road, Chelmsford, Massachusetts 01824 (the “Company”), and Didier Thibaud (the “Employee”) residing at North Andover, Massachusetts.

WHEREAS, in connection with his employment with the Company, the Employee has agreed to relocate from France to the United States; and

WHEREAS, in recognition of the Employee’s agreement to relocate, the Company has agreed to provide certain benefits to the Employee upon the termination of his employment by the Company under certain circumstances, as further described herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. The definitions of capitalized terms used in this Agreement and not otherwise defined are provided in Section 12.

2. Term. The term of this Agreement shall extend from July, 1.2008 (the “Commencement Date”) until the fifth anniversary of the Commencement Date - July 1, 2013 (the “Term”).

3. Termination.

(a) If at any time during the Term, the Company shall terminate the Employee’s employment without Cause or the Employee shall terminate his employment with the Company for Good Reason, then the Company shall, through the date of termination of his employment (the “Date of Termination”), pay to the Employee his Base Salary, together with all compensation and benefits payable to the Employee through the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination. In addition, following such termination of the Employee’s employment without Cause or for Good Reason, if the Employee signs a general release of claims in substantially the same form as attached hereto as Exhibit A (the “Release”) within 21 days of the receipt of the Release and does not revoke such Release during the seven-day revocation period:

(i) the Company shall pay the Employee a severance amount, in cash, equal to one (I) times the Employee’s Base Salary (the “Severance Amount”). The Severance Amount shall be paid out on a salary continuation basis over a 12-month period beginning with the first payroll date after the Date of Termination or expiration of the seven-day revocation period for the Release, if later

(ii) for the 12-month period following the Date of Termination, the Company shall arrange to provide the Employee and his dependents health and dental insurance benefits on the same terms and conditions as though the Employee had remained an active employee. The cost of providing the benefits set forth in this Section 3(a) (ii) shall be in addition to (and shall not reduce) the Severance Amount. Benefits otherwise receivable by the Employee pursuant to this Section 3(aXil) shall be reduced to the extent the Employee becomes eligible to receive comparable benefits from a new employer or pursuant to a government-sponsored health insurance or health care program;

(iii) the Company shall pay the cost of providing the Employee with outplacement services up to a maximum of $30,000; provided that (A) the Employee begins to utilize such services within six months following the Date of Termination and (B) such services are provided by an outplacement provider approved by the Company (which approval shall not be unreasonably withheld, delayed or conditioned). Such payment shall be made by the Company directly to the service provider promptly following the provision of such services and the presentation to the Company of documentation of the provision of such services; and

(iv) the Company shall reimburse the Employee for all reasonable, documented costs and expenses incurred by the Employee in connection with his relocation to France (the “Reimbursed Costs”) within 60 days of receipt of proper invoices therefor, provided that such relocation to France occurs within 6 months following the Date of Termination. The Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) such that the net amount retained by the Employee under this Section 3(aXiv), after deduction of any Federal, state, and local income and employment tax upon the Reimbursed Costs and upon the Gross-Up Payment, shall be equal to the Reimbursed Costs.

Notwithstanding the foregoing, if the Employee breaches any written agreement entered into between the Company and the Employee with respect to confidentiality, ownership of inventions, non-competition and/or non-solicitation, all payments referenced in Sections 3(aXi), (ii), (iii) and (iv) above shall immediately cease. For the avoidance of doubt, in no event shall the termination of the Employee’s employment with the Company due to death or disability be deemed to be a termination without Cause under this Agreement

(b) If the Employee is considered a “specified employee,” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), on his Date of Termination and severance payable hereunder is considered deferred compensation subject to Section 409A of the Code, no severance payments will be paid during the six-month period following the Employee’s termination of employment. Any amount that would have been paid during such six-month period but for the provisions of the preceding sentence shall be paid in a lump sum within the first five days of the seventh month following the Employee’s termination of employment.

4. Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, disiributees, devisees and legatees. If the Employee shall die while any amount would still be payable to the Employee hereunder (other than amounts which, by their nature, terminate upon the death of the Employee) if the Employee had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Employee’s beneficiary designated in writing to the Company prior to his death (or to the executors, personal representatives or administrators of the Employee’s estate, lithe Employee fails to make such designation).

5. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the last known residence address of the Employee or in the case of the Company, to its principal office to the attention of the Chief Executive Officer of the Company with a copy to its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

6. Effect on Other Plans. Nothing in this Agreement shall be construed to limit the rights of the Employee under the Company’s benefit plans, programs or policies, except that the Employee shall have no rights to any severance benefits under any Company severance pay plan or arrangement (other than this Agreement) in connection with the termination of the Employee’s employment by the Company without Cause or by the Employee for Good Reason during the Term. In the event that the Employee becomes entitled to receive payments and benefits under this Agreement and the Change in Control Agreement, the payments and benefits will be payable only under the Change in Control Agreement and not under this Agreement

7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by the Employee and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Employee has agreed. The obligations of the Company under this Agreement which by their nature may require either partial or total performance after the expiration of the Term shall survive such expiration.

8. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any other provision of this Agreement, which shall remain in full force and effect

9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10. Settlement of Disputes; Arbitration.

(a) All claims by the Employee for payments and benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Employee in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Employee for a review of the decision denying a claim and shall further allow the Employee to appeal to the Board a decision of the Board within 60 days after notification by the Board that the Employee’s claim has been denied.

(b) Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

11. Litigation and Regulatory Cooperation. During and after the Employee’s employment, the Employee shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Employee was employed by the Company. The Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial, to act as a witness on behalf of the Company, and if called to testify, to testify truthfully and in good faith about events that happened during the Employee’s employment During and after the Employee’s employment, the Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company. The Company shall make reasonable efforts to schedule any cooperation required pursuant to this Section 11 at such times that will not unreasonably interfere with the Employee’s search for other employment or performance of other employment services. The Company shall reimburse the Employee for reasonable expenses incurred in connection with the Employee’s performance of obligations pursuant to this Section 11 based on the standards and procedures applicable to expense reimbursement for the Company’s employees.

12. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(a) “Base Salary” shall mean the annual base salary in effect for the Employee immediately prior to the Date of Termination.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Cause” for termination by the Company of the Employee’s employment shall mean (i) the willful and continued failure by the Employee (other than any such failure resulting from (A) the Employee’s incapacity due to physical or mental illness, (B) any such actual or anticipated failure after the issuance of a notice of termination by the Employee for Good Reason or (C) the Company’s active or passive obstruction of the performance of the Employee’s duties and responsibilities) to perform substantially the duties and responsibilities of the Employee’s position with the Company after a written demand for substantial performance is delivered to the Employee by the Board, which demand specifically identifies the manner in which the Board believes that the Employee has not substantially performed such duties or responsibilities; (ii) the conviction of the Employee by a court of competent jurisdiction for felony criminal conduct or a plea of nob coutendere to a felony; or (iii) the willful engaging by the Employee in fraud, dishonesty or other misconduct which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise. No act, or failure to act, on the Employee’s part shall be deemed “willful” unless committed or omitted by the Employee in bad faith and without reasonable belief that the Employee’s act or failure to act was in, or not opposed to, the best interest of the Company.

(d) “Change in Control Agreement” shall mean that certain Change in Control Severance Agreement, dated as of the date hereof, by and between the Company and the Employee.

(e) “Good Reason” for termination by the Employee of the Employee’s employment shall mean that the Executive has complied with the “Good Reason Process” following the occurrence of any of the following events (without the Employee’s written consent): (i) a material diminution in the Employee’s responsibilities, authority or duties as in effect on the date hereof; (ii) a material diminution in the Employee’s annual base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or (iii) a material change in the geographic location at which the Employee provides services to the Company.

(f) “Good Reason Process” shall mean that: (i) the Employee reasonably determines in good faith that a “Good Reason” event has occurred; (ii) the Employee notifies the Company in writing of the occurrence of the Good Reason event within 60 days of the occurrence of such event; (iii) the Employee cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period’~, to modify the Employee’s employment situation in a manner acceptable to the Employee and the Company; (iv) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to the Employee; and (v) the Employee terminates his employment for Good Reason within 60 days after the end of the Cure Period. If the Company cures the Good Reason event in a manner acceptable to the Employee during the Cure Period, Good Reason shall be deemed not to have occurred.

IN WITNESS WHEREOF, the undersigned officer, on behalf of Mercury Computer Systems, Inc., and the Employee have hereunto set their hands as an agreement under seal, all as of the date first above written.

MERCURY COMPUTER SYSTEMS, INC.

By:	/s/ Mark Aslett
Mark Aslett
President and Chief
Executive Officer

EMPLOYEE:

/s/ Didier Thibaud
Didier Thibaud

Exhibit A

General Release of Claims

In exchange for and as a condition to Mercury Computer Systems, Inc.’s (“the Company”) promises to me contained in the Change in Control Severance Agreement between the Company and me (the “Agreement), I agree as follows:

I hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its predecessors, successors, affiliates, other related entities and assigns, and the directors, officers, employees, shareholders, and representatives of any of the foregoing, and any persons acting on behalf or through any of the foregoing (any and all of whom or which are hereinafter referred to as the “Company”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown (collectively, “Claims”), that I now have, own, or hold, or claim to have, own, or hold, or that I at any time bad, owned, or held, or claimed to have had, owned or held against the Company. This general release of Claims includes, without implication of limitation, the complete release of all Claims of breach of express or implied contract, including, without limitation, all Claims arising from any employment offer letter from the Company; all Claims of wrongful termination of employment whether in contract or tort; all Claims based on actions or omissions leading to this General Release of Claims; all Claims of intentional, reckless, or negligent infliction of emotional distress; all Claims of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; all Claims of interference with contractual or advantageous relations, whether those relations are prospective or existing; all Claims of deceit or misrepresentation; all Claims of discrimination under state or federal law, including, without implication of limitation, Title VII of the Civil Rights Act of 1964,42 U.S.C. § 2000e et seq., as amended, the Age Discrimination in Employment Act of 1967,29 U.S.C. § 621 et seq., as amended, and Chapter 151B of the Massachusetts General Laws; all Claims of defamation or damage to reputation; all Claims for reinstatement; all Claims for punitive or emotional distress damages; all Claims for wages, bonuses, severance, back or front pay or other forms of compensation; and all Claims for attorney’s fees and costs. This General Release of Claims shall not be construed to include a release of Claims that arise from the Company’s obligations under the Agreement.

I acknowledge that I have been advised to consult with an attorney before signing this General Release.

I further understand that I have been given an adequate opportunity, if I so desired, to consider this General Release for up to twenty-one (21) days before deciding whether to sign it. If I signed this General Release before the expiration of that twenty-one (21) day period, I acknowledge that such decision was entirely voluntary. I understand that for a period of seven (7) days after I execute this General Release I have the right to revoke it by a written notice to be received by the Director, Human Resources of the Company by the end of that period. I also understand that this General Release shall not be effective or enforceable until the expiration of that period.

Notwithstanding the foregoing, I agree that nothing in this General Release of Claims is intended to affect any of my obligations that continue after the termination of my employment contained in the Agreement or in any written agreement entered into between the Company and myself with respect to confidentiality, ownership of inventions, non-competition and/or non-solicitation.

I represent and agree that I have carefully read and fully understand all of the provisions of this General Release and that I am voluntarily agreeing to such provisions.

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